Exhibit (g)(4)

AMENDMENT TO AMENDED AND RESTATED CUSTODIAN AND TRANSFER AGENT AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED CUSTODIAN AND TRANSFER AGENT AGREEMENT (this “Amendment”) is dated as of May 22, 2025 by and between EXCHANGE TRADED CONCEPTS TRUST (the Fund, including its separate series listed on Appendix A thereto, the Portfolios) and BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or when referring to BBH&Co. in its capacity as custodian, the “Custodian”, and when referring to BBH&Co. in its capacity as transfer agent, “TA”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Fund and BBH&Co. entered into an Amended and Restated Custodian and Transfer Agent Agreement dated as of August 1, 2024 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”).

WHEREAS, the Fund and BBH&Co. desire to make certain modifications to the terms of the Agreement as further detailed herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.	Amendments to the Agreement

The Appendix A to the Agreement is hereby deleted in its entirety and replaced with the Appendix A attached hereto.

B.	Miscellaneous

1.	This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as specifically amended hereby, the Agreement remains unchanged, in full force and effect and binding on the parties in accordance with its terms.

2.	This Amendment shall be governed and construed in accordance the governing law and jurisdiction provisions of the Agreement.

3.	This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

BROWN BROTHERS HARRIMAN & CO.		EXCHANGE TRADED CONCEPTS TRUST

By:	/s/ Elizabeth E. Prickett	By:	/s/ J. Garrett Stevens
Name:	Elizabeth E. Prickett	Name:	J. Garrett Stevens
Title:	Principal	Title:	President

APPENDIX A

TO

AMENDED AND RESTATED CUSTODIAN AND TRANSFER AGENT AGREEMENT

Updated as of May 22, 2025

The following is a lists of Funds/Portfolios of the Exchange Traded Concepts Trust for which BBH&Co. shall serve as Custodian and Transfer Agent under the Amended & Restated Custodian and Transfer Agent Agreement dated August 1, 2024, as amended from time to time.

EMQQ The Emerging Markets Internet ETF

FMQQ The Next Frontier Internet ETF

INQQ The India Internet ETF

Range India Financials ETF

Bitwise Crypto Industry Innovators ETF

Range Nuclear Renaissance Index ETF

Range Global Coal Index ETF

Range Global Offshore Oil Services Index ETF

CORE16 Best of Breed Premier Index ETF

Bluemonte Large Cap Core ETF

Bluemonte Large Cap Growth ETF

Bluemonte Large Cap Value ETF

Bluemonte Dynamic Total Market ETF

Bluemonte Global Equity ETF

Bluemonte Core Bond ETF

Bluemonte Short Term Bond ETF

Bluemonte Long Term Bond ETF

Bluemonte Diversified Income ETF

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